EXHIBIT 4.2

PROSPECTUS


                                   AIR FRANCE
                        INTERNATIONAL EMPLOYEE OFFERING
                        (U.S. EMPLOYEES)-AEROMIXT 2 PLAN

                          U.S. EMPLOYEE PLAN DOCUMENT
                                      AND
                                U.S. TAX SUMMARY
                                ________________

                     APPROXIMATELY 500,000 ORDINARY SHARES
                   IN THE FORM OF AMERICAN DEPOSITARY SHARES
                                ________________

This prospectus (the "Prospectus") relates to approximately 500,000 ordinary shares, nominal value 8.50(euro) per share ("Ordinary Shares"), of Air France-KLM that, pursuant to the terms of the Air France International Employee Offering (U.S. Employees)-Aeromixt 2 Plan, are being offered to eligible employees of societe Air France ("Air France" ), a wholly-owned subsidiary of Air France-KLM, in the form of American Depositary Shares.
                                ________________

THIS DOCUMENT CONSTITUTES PART OF THE PROSPECTUS WHICH COVERS SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT").
                                ________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is February 1, 2005






Share offer reserved for U.S. employees
of AIR FRANCE

                               TABLE OF CONTENTS

                                                                           Page

A.   Purpose.................................................................3

B.   Eligibility.............................................................3

C.   Offer Period............................................................4

D.   Terms of the Aeromixt 2 Plan............................................4

E.   Certain General Terms and Conditions....................................9

U.S. TAX SUMMARY............................................................13

APPENDIX A:  DESCRIPTION OF THE AIR FRANCE-KLM AMERICAN DEPOSITARY SHARES...A-1

                                   AIR FRANCE
                        INTERNATIONAL EMPLOYEE OFFERING
                        (U.S. EMPLOYEES)-AEROMIXT 2 PLAN

                U.S. EMPLOYEE PLAN DOCUMENT AND U.S. TAX SUMMARY


                                  INTRODUCTION

                  Air France-KLM is a societe anonyme (joint-stock company) organized under the laws of France. Air France, also a societe anonyme (joint-stock company) organized under the laws of France, is a wholly-owed operational subsidiary of Air France-KLM.

                  In connection with the privatization of Air France-KLM, eligible current employees of Air France are being offered Ordinary Shares (the "International Employee Offering"). In the United States, Air France-KLM is offering, subject to the terms and conditions described below, Ordinary Shares, in the form of American Depositary Shares, or ADSs ("ADSs"), to eligible current employees of Air France who are residents of the United States. For a description of the ADSs, please refer to Appendix A. The terms and conditions of this international employee offering, as they apply to employees of Air France who are residents of the United States (the Air France International Employee Offering (U.S. Employees)-Aeromixt 2 Plan, or, the "Plan"), are set forth in this U.S. Employee Plan Document and U.S. Tax Summary. Employees eligible to participate in the Plan are referred to as the "Eligible Employees". Eligible Employees may participate in the Plan only by purchasing ADSs through the Plan.

                  Air France has retained Mellon Investor Services to perform certain administrative functions in connection with the Plan. Mellon Investor Services is referred to in the Plan as the "Plan Custodian."

                             INDEX OF DEFINED TERMS

Defined Term                                                             Page
------------                                                             ----
ABB Price...................................................................4
ADRs......................................................................A-1
ADS Deposit Agreement.....................................................A-1
ADSs........................................................................1
Aeromixt 2 Holding Period...................................................5
Aeromixt 2 Restricted Period................................................6
Air France..............................................................Cover
Delivery Date...............................................................5
Discounted ABB Price........................................................4
Eligible Employees..........................................................1
Exchange Act...............................................................13
Free ADSs...................................................................4
Initial Payment.............................................................6
Installment Payment Method..................................................6
International Employee Offering.............................................1
Noon Buying Rate............................................................4
Offer Period................................................................4
Ordinary Shares.........................................................Cover
Participating Employees.....................................................3
Payment In Full Method......................................................6
Plan........................................................................1
Plan Custodian..............................................................1
Prospectus..............................................................Cover
Securities Act..........................................................Cover
Treaty.....................................................................15

                        TERMS AND CONDITIONS OF THE PLAN

A.   Purpose

         The International Employee Offering, of which the Plan forms a part, is being undertaken to facilitate the purchase of Ordinary Shares by Eligible Employees of Air France and thereby to encourage such persons to identify their interests with those of Air France. Air France-KLM does not anticipate purchasing the Ordinary Shares to be delivered under the Plan under an open market purchase program; instead, Air France-KLM, and/or one or more of its subsidiaries, intend to purchase the Ordinary Shares to be delivered under the Plan from the French State. Air France-KLM does not expect any fees, commissions or other charges to be paid in connection with the purchase of the Ordinary Shares to be delivered under the Plan. Air France-KLM, and/or one or more of its subsidiaries, will receive all proceeds from this offering less any customary fees or commissions paid to Mellon Investor Services, as Plan Custodian, and will use such net proceeds for the purchase of the Ordinary Shares from the French State.

         The Plan is not subject to the provisions of the United States Employee Retirement Income Security Act of 1974, as amended, and is not a "qualified plan" under Section 401(a) of the United States Internal Revenue Code of 1986, as amended.

B.  Eligibility

         Eligible Employees in the U.S. include all individuals who are employed by Air France in the United States, as of any day during the Offer Period (as defined below), on any of the following bases:

o    regular full-time employee;

o    regular part-time employee; or

o seasonal employee actively employed on the last day of the Offer Period (as defined below).

         Employees whose service begins after the last day of the Offer Period (as defined below) or terminates prior to the first day of the Offer Period (as defined below) will not be eligible to participate.

         Employees who otherwise meet the requirements described in the preceding paragraph but who are absent from active service due to an authorized leave for disability, workers' compensation, family leave or other authorized leave of absence will be considered Eligible Employees.

         There is no minimum service requirement for participation in the Plan. Eligible Employees who purchase Ordinary Shares through the Plan will be known as participating employees ("Participating Employees").

C.   Offer Period

         The period during which Eligible Employees may subscribe to purchase ADSs offered to them under the Plan (the "Offer Period") will begin on or about February 1, 2005, as determined by the French Minister of the Economy, Finance and Industry, will remain open for 21 consecutive calendar days (including the first day), and will expire on February 21, 2004. Subscription documents must be postmarked during the Offer Period and must be received by the Plan Custodian no later than February 25, 2005. Since February 21, 2005 is a federal holiday in the United States and the U.S. Postal Service will not be processing mail on this date, Eligible Employees are urged to take necessary precautions to ensure that their subscription documents are mailed prior to this date, and received by the Plan Custodian no later than February 25, 2005.

D.   Terms of the Aeromixt 2 Plan

1.   Purchase Price

         Eligible Employees will have the opportunity to purchase ADSs at a discount of 20% (the "Discounted ABB Price") from the price at which Ordinary Shares were offered by the French State to institutional investors under an accelerated book building procedure (the "ABB Price") in December 2004. The ABB Price is 14.30(euro) per Ordinary Share, and the Discounted ABB Price is therefore 11.44(euro) per Ordinary Share.

         Both the ABB Price and Discounted ABB Price are fixed in Euros ((euro)). Participating Employees in the U.S. who purchase ADSs, however, will make payment for the Ordinary Shares in the form of ADSs in U.S. Dollars ($). The purchase price in U.S. Dollars for ADSs will be based on the noon buying rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on the day before the start of the Offer Period (as defined below), January 31, 2005. This rate will continue to be applied for all installment payments.

2.   Free ADSs

         Provided the Aeromixt 2 Holding Period (as defined below) is satisfied, and subject to the other conditions of the Plan described herein, Participating Employees who purchase ADSs pursuant to Aeromixt 2 will be entitled to receive certain additional ADSs (the "Free ADSs") without the payment of any additional consideration. Free ADSs will be awarded as follows:

         (i) One Free ADS for each ADS purchased and held, for a subscription value of up to 610(euro); and

         (ii) Thereafter, one Free ADS for every four ADSs purchased and held, limited to a maximum of 1,258(euro) worth of Free ADSs awarded to any Participating Employee.

The limits described in clauses (i) and (ii) above are imposed under French law. For purposes of determining whether the limits have been met, each Free ADS will be considered to have a value equal to the Discounted ABB Price (stated in Euros), or 11.44(euro).

         Free ADSs will be awarded in whole numbers only. Any residual fraction resulting from application of the allocation formula will be cancelled and the Participating Employee will receive a cash payment based on the market value of the ADSs on the New York Stock Exchange at the time Free ADSs are awarded.

         A Participating Employee will become entitled to receive Free ADSs only if the purchased ADSs giving rise to the right to receive the Free ADSs have not been sold or transferred for three (3) years. This three-year period will start to run on or about the date (the "Delivery Date") on which ADSs purchased pursuant to the Plan are delivered, which will occur only after allocations have been finalized as described in "Overall Limits on Employee Offering" below. The three-year holding period which must be satisfied in order to receive Free ADSs in respect of ADSs purchased pursuant to Aeromixt 2 is referred to as the "Aeromixt 2 Holding Period". Free ADSs will not be transferred to Participating Employees unless and until the Aeromixt 2 Holding Period has been satisfied.

         ---------------------------------------------------------
         If any ADSs purchased pursuant to Aeromixt 2 are sold prior to completion of the Aeromixt 2 Holding Period (including any sales which occur as a result of a default in payment, see "Payment Terms - Consequences of a Default in Payment" below), no Free ADSs will be awarded in respect of the ADSs sold.
         ---------------------------------------------------------

         ---------------------------------------------------------
         A Participating Employee who withdraws ADSs from the
         Plan Custodian prior to the satisfaction of the Aeromixt 2 Holding Period will be considered to have transferred the ADSs that are withdrawn, and the Participating Employee will forfeit any right to receive Free ADSs in respect of those ADSs.
         ---------------------------------------------------------


         Prior to the transfer of Free ADSs to a Participating Employee upon satisfaction of the Aeromixt 2 Holding Period, Participating Employees will not own the Free ADSs, and will not have the right to receive dividends, if any, in respect of the Free ADSs.

         A Participating Employee whose employment terminates or whose payroll status changes will remain entitled to receive Free ADSs, on the same terms and conditions as continuing active employees, provided the ADSs purchased pursuant to Aeromixt 2 are held until the end of the Aeromixt 2 Holding Period.

3.   Restrictions on Resale

         ----------------------------------------------------------
         Ordinary Shares in the form of ADSs purchased pursuant to Aeromixt 2 may not be sold, pledged, or otherwise transferred for a period of two years from the Delivery Date, and in no case may Ordinary Shares in the form of ADSs purchased pursuant to Aeromixt 2 be sold before the full purchase price of the Ordinary Shares in the form of ADSs has been paid.
         ----------------------------------------------------------

         This period is referred to as the "Aeromixt 2 Restricted Period". Under no circumstances will Participating Employees be permitted to sell, pledge, assign, hypothecate or otherwise transfer Ordinary Shares in the form of ADSs purchased during the Aeromixt 2 Restricted Period.

         The resale restrictions of the Plan will remain in effect if a Participating Employee's employment terminates for any reason before the end of the Aeromixt 2 Restricted Period.

         Participating Employees who purchase ADSs under Aeromixt 2 will not be able to liquidate their investment during the Aeromixt 2 Restricted Period and must, therefore, bear the financial risk of their investment during this entire period.

4.   Payment Terms

         Two payment methods will be available. A Participating Employee must select a single payment method for all ADSs purchased under Aeromixt 2.

         a. Payment in Full Method. A Participating Employee may make payment in full (the "Payment In Full Method") for ADSs purchased pursuant to Aeromixt 2. Participating Employees electing this payment option must submit full payment with their Share Purchase form. Payment should be in the amount of the full purchase price of all ADSs the Participating Employee wishes to subscribe for. See "Subscription Formalities and Tender of Payment" starting on page 10 for more information on the Payment In Full Method.

         b. Installment Payment Method. Alternatively, Participating Employees may elect to make payment for ADSs purchased in three cash installments (the "Installment Payment Method"). The first installment (the "Initial Payment") will be due and payable with the submission of the Share Purchase form and will equal 30% of the total purchase price for all ADSs a Participating Employee subscribes for pursuant to Aeromixt 2. The second installment will be due approximately one year after the Delivery Date and will equal 30% of the total purchase price. The final installment will be due approximately two years after the Delivery Date and will equal the remaining 40% balance of the total purchase price of the ADSs. Participating Employees will be invoiced for the second and third installments. No other percentages for the installment payments will be permitted and prepayments will not be allowed.

         No interest will be charged on the unpaid balance of the purchase price of ADSs purchased using the Installment Payment Method.

         The amount of each installment payment will be based on the Noon Buying Rate on the day before the start of the Offer Period. Consequently, the amount of each installment payment will not be affected by subsequent fluctuations in the exchange rate between the Euro and the U.S. Dollar. Air France-KLM will bear the risk of any future changes in the exchange rate in the event you choose the Installment Payment Method to pay for your Ordinary Shares in the form of ADSs.

         c. Consequences of a Default in Payment. If a Participating Employee elects the Payment In Full Method and fails to make full payment of the purchase price when due, or if a Participating Employee elects the Installment Payment Method and fails to pay the Initial Payment when due, then, in either case, his or her subscription application will be cancelled in its entirety.

         For a Participating Employee who elects the Installment Payment Method, the unpaid balance (second and/or third installment) of the purchase price constitutes a loan to the Participating Employee.

         ---------------------------------------------------------
         A Participating Employee who defaults in making payment of the second or third installment under the Installment Payment Method will forfeit the 20% discount reflected in the purchase price for the ADSs and will be required to make payment of the full ABB Price (14.30(euro)) for all ADSs purchased under the Plan.
         ---------------------------------------------------------

                  In addition, upon a default in payment of the second or third installment, Air France-KLM will have the right to direct the Plan Custodian or other agent of Air France-KLM to sell, or arrange for the sale of, up to all of the ADSs or the underlying Ordinary Shares purchased by the Participating Employee under the Plan that have not been sold. The proceeds of any such sale shall be allocated as follows: (a) first, to pay the balance of the purchase price owed by the defaulting Participating Employee (including any unpaid installment payments and repayment of the 20% Aeromixt 2 discount) to Air France; (b) then, an amount equal to the dividends distributed to you with respect to your Ordinary Shares in the form of ADSs purchased under the Plan, if any; (c) then, an amount equal to 5% of the proceeds of such sale as a nonrefundable sum to cover expenses of the Plan Custodian to Air France; and (d) any remaining proceeds will be paid to the defaulting Participating Employee or his or her successors and assigns, or as a court of competent jurisdiction may direct. If the proceeds of such sale are not sufficient to pay the amounts described in clauses (a), (b) and (c) above, the Participating Employee or his or her successors and assigns will be required to reimburse Air France for the deficit amounts.

                  If, following a default in payment, fewer than all of the ADSs or underlying Ordinary Shares purchased by the defaulting Participating Employee are sold, the defaulting Participating Employee will remain entitled to receive Free ADSs in respect of the ADSs (or the underlying Ordinary Shares) not so sold, provided that the Aeromixt 2 Holding Period is satisfied with respect to those remaining ADSs. See "Terms of the Aeromixt 2 Plan - Free ADSs" above. The amount of ADSs (or underlying Ordinary Shares) to be sold following a default in payment shall be determined by Air France-KLM in its sole discretion, and a defaulting Participating Employee shall have no right to require Air France-KLM to direct the sale of fewer than all of the ADSs purchased pursuant to the Plan.

5.   Termination of Employment

         The following terms shall apply upon termination of a Participating Employee's employment, whether by retirement, voluntary resignation, involuntary termination or otherwise.

         a. Restrictions on Transfer Continue in Effect. Ordinary Shares in the form of ADSs purchased pursuant to Aeromixt 2 will remain subject to the restrictions on transfer described above in "Restrictions on Resale" for the remainder of the Aeromixt 2 Restricted Period, notwithstanding termination of employment.

         b. Right to Receive Free ADSs Not Affected. A Participating Employee whose employment terminates or whose payroll status changes will remain entitled to receive Free ADSs, on the same terms and conditions as continuing active employees, provided the ADSs purchased pursuant to Aeromixt 2 are held until the end of the Aeromixt 2 Holding Period.

         c. Obligations Under Installment Payment Method Not Affected. Termination of employment will not affect a Participating Employee's rights in and payment obligations for ADSs purchased using the Installment Payment Method. The terminating employee will remain obligated to make any remaining installments of the purchase price for ADSs at the same time and in the same manner as employees whose employment continues, and will incur the same consequences if there is a default in payment. See "Terms of the Aeromixt 2 Plan - Payment Terms" above.

6.   Consequences of Death

         In the event of the death of a Participating Employee who has made payment in full but prior to the allocation of ADSs to each Participating Employee, all rights of the Participating Employee in or with respect to such ADSs, shall be transferred to the Participating Employee's estate or to any person or persons who shall have acquired such ADSs by will or the laws of descent and distribution.

         In the event of the death of a Participating Employee prior to the payment of the final installment of the purchase price for ADSs purchased using the Installment Payment Method, all rights of the Participating Employee in or with respect to such ADSs, and all obligations to make additional installment payments, shall be transferred to the Participating Employee's estate or to any person or persons who shall have acquired such ADSs by will or the laws of descent and distribution. A default by such estate or other person of any payment when due will have the consequences described above under "Terms of the Aeromixt 2 Plan - Payment Terms - Consequences of a Default in Payment".

         Before giving effect to any purported transfer by will or the laws of descent and distribution, Air France-KLM shall have the right to require submission to it or its agent of (i) written notice of the transfer and a copy of the will and/or such evidence as Air France-KLM or such agent may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee to comply with all the terms and conditions of the Plan that are or would have been applicable to the Participating Employee.

         If a deceased Participating Employee's estate or such other persons who acquire ADSs by will or the laws of descent and distribution continue to hold ADSs purchased pursuant to Aeromixt 2 through the end of the Aeromixt
2 Holding Period, then the estate or other persons will be entitled to receive Free ADSs on the same terms and conditions as apply to Participating Employees. No Free ADSs will be transferred to such estate or other persons unless the Aeromixt 2 Holding Period is satisfied.

E.   Certain General Terms and Conditions

1.   Minimum and Maximum Purchase

         a. Minimum Purchase. The minimum purchase under the Plan is one Ordinary Share represented by one ADS.

         b. Individual Limit. ADSs purchased by any Participating Employee may not have an aggregate purchase price in excess of 150,960(euro). This limit is imposed under French law. If an Eligible Employee subscribes for ADSs having an aggregate purchase price in excess of this limit, the ADSs subscribed for will automatically be reduced and will be considered a subscription for ADSs having the maximum purchase price allowed within the limit. The exchange rate used in calculating the maximum aggregate purchase price will be based on the Noon Buying Rate on the day before the start of the Offer Period.

2.   Overall Limits on Employee Offering

         The number of ADSs available for the International Employee Offering will be limited to 15% of the Ordinary Shares offered by the French State on the financial markets. If total employee subscription requests in the International Employee Offering exceed this amount, an allocation or reduction rule will be applied under conditions defined by the French Minister of the Economy, Finance and Industry in consultation with Air France-KLM. The determination of the French Minister of the Economy, Finance and Industry as to the number of shares allotted for subscription to any Participating Employee shall be final and binding.

          --------------------------------------------------------------
          To the extent that a Participating Employee's subscription request is reduced upon application of these allocation procedures, a refund of the appropriate portion of the payment tendered with the Participating Employee's Share Purchase form will be made.

          No interest will be paid on refunded amounts.
          --------------------------------------------------------------

3.   Maximum Amount of Free ADSs

         A maximum of 1,258(euro) worth of Free ADSs may be awarded to any Participating Employee. This limit is imposed under French law. For this purpose, each Free ADS to which a Participating Employee becomes entitled pursuant to Aeromixt 2 will be considered to have a value equal to the Discounted ABB Price (stated in Euros), or 11.44(euro). The fair market value of the ADSs on the New York Stock Exchange at the time Free ADSs are transferred to a Participating Employee will not be taken into account in determining whether the limit has been met or exceeded.

4.   Subscription Formalities and Tender of Payment

         Share Purchase forms are included in the subscription package distributed to Eligible Employees.

         Participating Employees who subscribe for ADSs pursuant to Aeromixt 2 will be required to sign and date a Share Purchase form and provide for payment as follows:

         o a Participating Employee who elects the Payment In Full Method will be required to submit a check or money order in U.S. Dollars, in either case payable to "Mellon Investor Services", for the full purchase price of all ADSs the Participating Employee wishes to subscribe for pursuant to Aeromixt 2; or

         o a Participating Employee who elects the Installment Payment Method will be required to submit a check or money order in U.S. Dollars, in either case payable to "Mellon Investor Services", for 30% of the total purchase price of all ADSs the Participating Employee wishes to subscribe for pursuant to Aeromixt 2.

         Invoices will be sent out on approximately the first and second anniversaries of the Delivery Date for the two remaining installment payments (in the amount of 30% and 40%, respectively) of the aggregate purchase price.

         No means of payment other than check or money order will be accepted unless Air France-KLM determines otherwise in its sole discretion.

         Properly completed subscription materials should be mailed to "Mellon Investor Services" in the envelope provided for this purpose. The return envelope must be postmarked no earlier than the first day of the Offer Period, and no later than the last day of the Offer Period, in order for a subscription to be accepted. Participating Employees are responsible for ensuring that the envelopes containing their completed subscription materials bear sufficient postage. Once subscription materials have been received by Mellon Investor Services they are irrevocable and cannot be changed or withdrawn.

         Following the end of the Offer Period, the French State, in consultation with Air France-KLM will determine the number of ADSs to be allocated to each Participating Employee pursuant to the Plan, based on the procedures and limitations described above under "Overall Limits on Employee Offering." The determination of the French State as to the number of ADSs finally to be allotted to any Participating Employee will be final and binding. Participating Employees will be advised following the end of the Offer Period of the number of ADSs to be allocated to them.

         Participating Employees will not have any beneficial interest in ADSs subscribed for under the Plan until the allocations referred to in the preceding paragraphs have been finalized.

         If any check tendered in full payment for purchased ADSs or in payment of the Initial Payment, as applicable, is dishonored, the Participating Employee's subscription will be cancelled in full, unless Air France-KLM in its discretion determines otherwise.

5.   Required Tax Payment

         In connection with their subscriptions for ADSs, Participating Employees who are citizens or permanent residents of the United States will recognize ordinary income for U.S. federal income tax purposes in an amount equal to (i) the fair market value of the ADSs purchased, determined as the average of the high and low prices of the ADSs on the New York Stock Exchange as of the Delivery Date, minus (ii) the purchase price. U.S. federal employment taxes (Social Security and Medicare (FICA) taxes), as well as state and local income tax, may also be due, depending on the circumstances of the Participating Employee.

         Air France-KLM is required to withhold the U.S. federal income tax and, where applicable, state and local income taxes and employment taxes applicable to income realized upon purchase of ADSs under the Plan.

         Following the Delivery Date, Air France-KLM will notify Participating Employees of the applicable amount of the taxes required to be paid in connection with their subscriptions. The required tax amount will be withheld from remaining payments of salary in 2005 (or payments of other compensation) to Participating Employees; if remaining compensation in 2005 is not sufficient to cover the required payments, Participating Employees will be required to forward a check in the appropriate amount to Air France-KLM. Air France-KLM also reserves the right to reduce refunds that are due to Participating Employees in lieu of allocations of fractional shares, or that result from a reduction in a Participating Employee's subscription request upon application of the allocation procedures described above, and to apply such reduction against the required tax payment. Notwithstanding anything else in the Plan, Air France-KLM reserves the right to assert any and all remedies that may be available to it if a Participating Employee fails to forward a check in the amount of any required tax payment within the specified period, including without limitation the right to treat a subscription as void and without effect.

6.   Safekeeping

         The ADSs purchased pursuant to the Plan will be delivered in book-entry form and no American Depositary Receipts will be issued to Participating Employees. The Ordinary Shares underlying the ADSs purchased will be deposited into an ADS facility maintained by Citibank, N.A., as depositary bank, who will issue ADSs to the Plan Custodian to be held and managed on behalf of Participating Employees.

         The Plan Custodian will issue periodic statements to each Participating Employee showing the number of ADSs allocated to him or her and reflecting dividends, if any, received by the Plan Custodian in respect of such ADSs since the last statement. The Plan Custodian will also issue tax forms showing the total amount of the dividends and total sales proceeds attributable to the Participating Employee during the applicable calendar year.

         ADSs must be held through the Plan Custodian at least until the end of the Aeromixt 2 Restricted Period. Following the Aeromixt 2 Restricted Period, a Participating Employee may withdraw their ADSs from the Plan Custodian.

         -------------------------------------------------------------
         A Participating Employee who withdraws ADSs from the Plan Custodian prior to the satisfaction of the Aeromixt 2 Holding Period will be considered to have transferred the ADSs that are withdrawn, and the Participating Employee will forfeit any right to receive Free ADSs in respect of those ADSs.
         -------------------------------------------------------------

         Air France-KLM will bear all administrative charges relating to maintenance of custody arrangements for the benefit of Participating Employees with the Plan Custodian at least until the allocation of Free ADSs (i.e., for at least three years after the Delivery Date).

         ------------------------------------------------------------
         Participating Employees will be responsible for brokerage and similar charges incurred in connection with resales of ADSs, and for any charges incurred with respect to sales of ADSs or underlying Ordinary Shares resulting from a default in payment of an installment payment. See "Terms of the Aeromixt 2 Plan - Payment Terms".
         ------------------------------------------------------------

7.   Resales

         For so long as ADSs are held by a Participating Employee through the Plan Custodian, any sale of ADSs by such Participating Employee will be made through the Plan Custodian. The sale of ADSs is subject to brokerage commissions, for which the selling Participating Employee will be responsible.

8.   Rights of Participating Employees as Shareholders

         For a description of the rights of Participating Employees as shareholders, please read the attached description of ADSs in Appendix A.

9.   Administration

         The Plan shall be administered by Air France-KLM, whose decisions shall be final and conclusive in all matters relating to the Plan, including without limitation any determination of whether an individual is an Eligible Employee.

         Air France-KLM may from time to time designate certain of its employees or other individuals to carry out administrative functions related to the Plan. No such employee or other individual shall be liable for anything whatsoever in connection with the administration of the Plan except such person's own willful misconduct, and such persons may be indemnified by Air France-KLM for any liabilities, expenses or losses incurred by them in connection with the administration of the Plan.

10.   Right to Amend or Terminate the Plan

         The terms of the Plan, including the terms of Aeromixt 2 set forth above, may be amended at any time, or from time to time, by Air France-KLM in its discretion. No such amendment, however, may adversely affect the rights of Participating Employees in ADSs that have already been purchased under the Plan. In addition, Air France-KLM reserves the right to terminate the Plan at any time in its sole discretion, and, should it elect to do so before issuance of any of the ADSs for which subscriptions were tendered, the subscription offers shall be returned to the subscribing employees as soon as practicable, and this Plan shall cease to have any effect.

11.   Additional Information

         You can contact Mellon Investor Services regarding all your inquiries concerning the Plan. You may contact Mellon Investor Services at:

                  Mellon Investor Services
                  85 Challenger Road
                  Ridgefield Park, NJ 07660
                  (866) 293-6622
                  online at: http://www.melloninvestor.com/ids

         Air France-KLM has filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-8 under the Securities Act with respect to the securities being offered under this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to Air France-KLM and the securities offered hereby, reference is made to the registration statement, including exhibits thereto, which may be retrieved online from the Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and copies may be obtained (at prescribed rates) at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

         Air France-KLM is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and, in accordance therewith, files periodic reports, and other information with the Commission. Reports and other information concerning Air France-KLM may be retrieved online from the Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and copies may be obtained (at prescribed rates) at the public reference facilities at the Securities and Exchange Commission at the location indicated above.

12.   ncorporation of Certain Documents by Reference

         The documents incorporated by reference in the registration statement are incorporated herein by reference. All documents subsequently filed and/or furnished by Air France-KLM pursuant to 13(a) or 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such document.

         Air France-KLM will provide without charge to each person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents), as well as stockholder communications and other reports furnished to stockholders of Air France-KLM on a continuing basis, the Plan and any other documents to be delivered to participants of the Plan. Requests should be directed to:

                  Air France
                  125 West 55th Street, Second Floor
                  New York, New York  10019
                  Attention: Aeromixt 2
                  Telephone number: (212) 830-4000
                  Email address: mail.aeromixt2usa@airfrance.fr

                                U.S. TAX SUMMARY

                  CERTAIN TAX CONSEQUENCES FOR U.S. EMPLOYEES

         Set forth below is a general discussion of the material U.S. federal income tax and French tax consequences to U.S. employees who purchase ADSs in the Air France International Employee Offering (U.S. Employees)-Aeromixt 2 Plan.

         This discussion applies to you only if you meet all of the following conditions:

o You are a citizen or resident of the United States for federal income tax purposes;

o    You are not a resident of France; and

o You do not own, directly or indirectly, 10% or more of the capital of Air France-KLM.

         This discussion also assumes that you are entitled to the benefits of the Convention between the United States of America and the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital of August 31, 1994 (the "Treaty") under the "Limitation on Benefits" article thereof. The Treaty entered into force on December 30, 1995 and is currently effective.

         This discussion is based on current law and the interpretation thereof, which could change (possibly with retroactive effect) in a manner that would affect the tax consequences described.

         ---------------------------------------------------------------
         This discussion does not purport to address all aspects of U.S. federal or French taxation that may be relevant to you in the light of your personal circumstances, nor does it deal with the possible application of state, local or other tax laws.
         ---------------------------------------------------------------

         ---------------------------------------------------------------
         You are strongly urged to consult your personal tax advisor regarding the tax consequences of purchasing, holding and disposing of Air France-KLM ADSs (including the possible effect of changes in tax laws).
         ---------------------------------------------------------------


Tax consequences of your purchase of  To the extent that the fair market value
Air France-KLM                        of the ADSs you ADSs purchase is greater
                                      than the amount you pay for the ADSs, the excess will be included in your ordinary income for 2005.


                                      o   For this purpose, fair market value
                                          of the ADSs will be determined as the
                                          average of the high and low trading
                                          prices for the ADSs on the New York
                                          Stock Exchange as of the Delivery
                                          Date; this is expected to occur
                                          several weeks after the end of the
                                          Offer Period.

                                          The fair market value of the ADSs as
                                          of the Delivery Date may be greater
                                          or less than the Discounted ABB
                                          Price.

                                      ------------------------------------------
                                      FOR EXAMPLE, assume that your total
                                      purchase price for ADSs is $500
                                      (including the 20% discount), and that on the Delivery Date the ADSs you purchased have a fair market value of $650. You will recognize income as of the Delivery Date of $150.

                                      If the fair market value of the ADSs you
                                      purchased has declined to $475 as of the
                                      Delivery Date, you will not recognize a
                                      loss for federal income tax purposes at
                                      that time unless you sell the ADSs.
                                      ------------------------------------------

Taxation of Free ADSs                 The fair market value of any Free ADSs
                                      that are transferred to you will be
                                      treated as ordinary income for U.S.
                                      income tax purposes.

                                      o   Fair market value of Free ADSs will
                                          be determined at the time the Free
                                          ADSs are awarded (after satisfaction
                                          of the Aeromixt 2 Holding Period).
                                          You will report this income in the
                                          year the Free ADSs are awarded to
                                          you.

Tax withholding                       Your employer is required to withhold an
                                      appropriate amount of tax related to any income that your recognize from your purchase of ADSs in the employee offering, or that you recognize when Free
                                      ADSs are awarded to you.

                                      You may also be subject to state and
                                      local income taxes and employment taxes
                                      on this income.

                                      The required tax amount will be withheld from remaining payments of salary (or payments of other compensation) to you in the year in which the income is recognized; if your remaining compensation for that year is not sufficient to cover the required tax payments, you will be required to forward a check in the appropriate amount to Air France.

Tax Impact of the                     The Installment Payment Method is treated
Installment Payment                   as an interest-free loan for U.S. income
Method                                tax purposes, with the principal amount
                                      of the loan equal to the amount of the
                                      remaining installments due at any time.

                                      If the amount that you owe under future
                                      installments, when combined with all
                                      other loans extended to you by your
                                      employer, exceeds $10,000, you will be
                                      considered to have imputed interest on
                                      the total amount of your below-market or interest-free loans, based on prevailing market interest rates. This imputed interest will be considered part of your compensation for U.S. income tax purposes. You may be entitled to claim a deduction for the amount of the imputed interest, subject to certain limitations. You should consult your tax advisor for the specific tax consequences to you of the imputed interest.

                                      If you elect the Installment Payment
                                      Method and default in payment of the
                                      second or third installment, thereby
                                      forfeiting the 20% discount on the ABB
                                      Price, you may be entitled to claim a
                                      deduction for all or a portion of the
                                      amount included as ordinary income in
                                      2005 as a result of your purchase of ADSs pursuant to this offering, subject to certain limitations. You should consult your tax advisor for the specific tax consequences to you of a default in payment.

Tax treatment of dividends            The U.S. tax treatment of any dividends
                                      paid by Air France-KLM is governed in
                                      part by the Treaty. In general, a U.S.
                                      taxpayer who is entitled to the benefits of the Treaty and complies with filing requirements thereunder will be entitled to receive the dividend paid by Air
                                      France-KLM, reduced by a 15% withholding tax in France. The withholding tax will be 25% if the U.S. taxpayer does not comply with filing requirements pursuant to the Treaty.

                                      You will be responsible for taking all
                                      necessary action to obtain a reduced rate of withholding tax to which you may be entitled under the Treaty.

                                      For U.S. tax purposes, the gross amount
                                      of the dividend, before taking account of the French withholding tax, is included as income. In general, however, a U.S. taxpayer could claim the amount of the French withholding tax as a credit against U.S. income taxes.

Taxation of gains or losses upon      For U.S. federal income tax purposes, you
sale of Air France-KLM ADSs           will generally recognize gain or loss on
                                      any sale or exchange of ADSs acquired in the employee offer (including sales of Free ADSs). The gain or loss will be measured by the difference between the amount you realize upon the sale or exchange and your tax basis in the ADSs.

                                      Your tax basis will equal:

                                      o   The purchase price you paid for the
                                          ADSs that you sell (in the case of
                                          Free ADSs, this amount will be zero);
                                          plus

                                      o   Any amount you included in income as
                                          compensation when you purchased those
                                          ADSs or, in the case of Free ADSs,
                                          when the Free ADSs were awarded to
                                          you.

                                      Dividends will not be included in your
                                      tax basis.

                                      The gain or loss you recognize upon the
                                      sale or exchange of ADSs will generally
                                      be long-term capital gain or loss if you have held the ADSs for more than twelve months.

French tax                            In general, if you have a permanent home
                                      available to you in the United States and have no such permanent home in France, you will not be subject to French tax in connection with the acquisition of ADSs in the employee offer or the award of Free ADSs, nor will you be subject to French tax on any gain derived from the sale or exchange of ADSs.


State and local taxes                 In addition to U.S. federal income tax,
                                      you may be subject to state and local
                                      taxes with respect to the ADSs.

                                      You are encouraged to consult your
                                      regular tax or financial advisor for
                                      details about state and local taxes.

                                   APPENDIX A

                   SUMMARY DESCRIPTION OF THE AIR FRANCE-KLM
                           AMERICAN DEPOSITARY SHARES
General

Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares of Air France-KLM. Citibank's depositary bank offices are located at 399 Greenwich Street, New York, New York 10013. American Depositary Shares are referred to as ADSs and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs" ). The depositary bank typically appoints a custodian to safe keep the securities on deposit. In this case, the custodian is Citibank International Plc - Paris branch, located at Citicenter, 19 Le Parvis, 92073 Paris La Defense, Cedex 36, France.

Citibank has agreed to act as depositary bank for the ADSs pursuant to an ADS deposit agreement (the "ADS deposit agreement" ). A form of the ADS deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6 (Registration No. 333-114197). You may obtain a copy of such ADS deposit agreement from the SEC's website (www.sec.gov) or from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder's rights and obligations as an owner of ADSs will be determined by reference to the terms of the ADS deposit agreement and not by this summary. We urge you to review the ADS deposit agreement in its entirety, as well as the form of ADR attached to the ADS deposit agreement. Unless otherwise indicated or the context otherwise requires, all references in this summary description to our, us or we refers to Air France-KLM. Any italicized information is not contained in the ADS deposit agreement, but is part of our description of the ADSs.

Each ADS represents the right to receive one Air France-KLM share on deposit with the custodian bank. An ADS will also represent the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the ADS deposit agreement and therefore will be bound by its terms and, if your ADS is represented by a certificate, to the terms of the ADR that represents your ADSs. The ADS deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The ADS deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Air France-KLM shares will continue to be governed by the laws of France, which may be different from the laws of the United States.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a third party brokerage or safekeeping account, or through an account held at the depositary bank reflecting the registration of your uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the direct registration system). The direct registration system reflects the uncertificated (book-entry) registration of ownership of securities by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADRs. The direct registration system includes automated transfers between the depositary bank and the Depository Trust Company (DTC), the central book-entry clearing and settlement system in the United States. If you decide to hold your ADSs through a third party brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs registered in your name and, as such, we will refer to you as the "holder". When we refer to "you", we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the ADS deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary bank and deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to French laws and regulations.

The conversion into U.S. dollars will take place only if practicable. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Shares

Whenever we make a dividend in, or free distribution of, Air France-KLM shares for the securities on deposit with the custodian, we will notify the depositary bank and deposit the applicable number of Air France-KLM shares with the custodian. Upon receipt of such deposit, the depositary bank will either distribute to holders new ADSs representing the Air France-KLM shares deposited or modify the ADS-to-Air France-KLM share ratio, in which case each ADS you hold will represent rights and interests in the additional Air France-KLM shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Air France-KLM shares ratio upon a distribution of Air France-KLM shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new Air France-KLM shares so distributed.

No such distribution of new ADSs will be made if it would violate a law, including the U.S. securities laws. If the depositary bank does not distribute new ADSs or modify the ADS-to-Air France-KLM share ratio as described above, it may sell the Air France-KLM shares received upon the terms described in the ADS deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional Air France-KLM shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to all or certain holders.

The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights to the extent it is lawful and reasonably practicable to make the rights available to all or certain holders of ADSs, and if we provide all of the documentation contemplated in the ADS deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights.

The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new Air France-KLM shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

     o we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you,

     o we fail to deliver satisfactory documentation to the depositary bank, or

     o it has determined that it is not reasonably practicable to distribute the rights to you.

If the depositary bank has distributed rights to purchase additional Air France-KLM shares to all or certain holders, then upon instruction from such holder to exercise such rights, upon payment by such holder to the depositary bank for the account of such holder of an amount equal to the purchase price of the Air France-KLM shares to be received upon the exercise of the rights, and upon payment of the fees and expenses of the depositary bank and any other charges as set forth in the terms and conditions of such rights, the depositary bank shall, on behalf of such holder, exercise the rights and purchase the Air France-KLM shares, and we shall cause the Air France-KLM shares so purchased to be delivered to the depositary bank's custodian on behalf of such holder. As agent for such holder, the depositary bank will cause the Air France-KLM shares so purchased to be deposited pursuant to the ADS deposit agreement and shall execute and deliver ADSs to such holder.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

If registration under U.S. or other securities laws may be required to distribute the rights to you, the depositary bank will not make such distribution unless a registration statement is in effect or we have furnished the depositary bank with an opinion of counsel that the distribution of the rights is exempt from such registration. We have not undertaken to file any registration in respect of any distribution of rights. There can be no assurances that you will have the opportunity to exercise these rights on the same terms as the holders of our shares in France or at all.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if we have timely requested that the elective distribution be made available to shareholders, it is reasonably practicable to make such a distribution and if we have provided all of the documentation contemplated in the ADS deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the ADS deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in France would receive upon failing to make an election, as more fully described in the ADS deposit agreement. If the depositary bank does not receive timely instructions from you as to your election, the depositary bank shall make no election with respect to the Air France-KLM shares represented by your ADSs and shall distribute such Air France-KLM shares or cash as it receives, if any, in respect of the Air France-KLM shares you hold in accordance with the terms of the ADS deposit agreement.

The depositary bank is not obligated to make any process available to you to receive an elective distribution of our shares rather than ADSs. There can be no assurances that you will have the opportunity to receive elective distributions on the same terms as the holders of our shares in France or at all.

Other Distributions

Whenever we intend to distribute property other than cash, Air France-KLM shares or rights to purchase additional Air France-KLM shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If we shall have requested to the depositary bank to make such distribution to you, the depositary bank shall have determined that it is reasonably practicable to distribute such property to you, and if we provide all of the documentation contemplated in the ADS deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems equitable and practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell or cause to be sold the property (in public or private sale), and shall distribute the proceeds in accordance with the terms of the ADS deposit agreements if:

     o we do not request that the property be distributed to you or if we ask that the property not be distributed to you,

     o we do not deliver satisfactory documentation to the depositary bank, or

     o the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If the depositary bank is timely notified, and it has determined that it is reasonably practicable and if we provide all of the documentation contemplated in the ADS deposit agreement, the depositary bank will mail notice of the redemption to the holders.

The custodian will be instructed to surrender the Air France-KLM shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the ADS deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all outstanding ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Air France-KLM Shares

The Air France-KLM shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such Air France-KLM shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the Air France-KLM shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Air France-KLM Shares

The depositary bank may create ADSs on your behalf if you or your broker deposit Air France-KLM shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Air France-KLM shares to the custodian. Your ability to deposit Air France-KLM shares and receive ADSs may be limited by U.S. and French legal considerations applicable at the time of deposit and the terms of the ADS deposit agreement.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives satisfactory confirmation that all required approvals have been given by the applicable governmental agency in the Republic of France and that the corresponding number of Air France-KLM shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of Air France-KLM shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

     o the Air France-KLM shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained,

     o all preemptive (and similar) rights, if any, with respect to such Air France-KLM shares have been validly waived or exercised,

     o   you are duly authorized to deposit the Air France-KLM shares,

     o the Air France-KLM shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the ADS deposit agreement), and

     o the Air France-KLM shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Partial Entitlement ADSs

If any Air France-KLM shares are deposited which entitle the holders thereof to receive a per-share distribution or other entitlement in an amount different from all other Air France-KLM shares then on deposit, the depositary bank shall
(i) cause its custodian to hold Air France-KLM shares with partial entitlements separate and distinct from the Air France-KLM shares with full entitlements, and (ii) subject to the terms of the ADS deposit agreement, issue and deliver partial entitlement ADSs representing Air France-KLM shares with partial entitlements that are separate and distinct from the ADSs representing Air France-KLM shares with full entitlements by means of separate CUSIP numbering and legending, as applicable. If and when Air France-KLM shares with partial entitlements become fully "assimilated" with the Air France-KLM shares outstanding, the depositary bank shall (a) cause its custodian to transfer Air France-KLM shares with partial entitlements into the depositary bank's account containing Air France-KLM shares with full entitlements, (b) take such actions as are necessary to remove the distinctions between (i) the partial entitlement ADSs and ADRs, on the one hand, and (ii) the ADSs and ADRs with full entitlements, on the other hand and (c) give notice thereof to holders of partial entitlement ADSs and give holders of partial entitlement ADRs the opportunity to exchange their partial entitlement ADRs for ADRs with full entitlements. Holders and beneficial owners of partial entitlement ADSs shall be limited to the entitlements of those Air France-KLM shares with partial entitlements.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you or your duly authorized attorney will have to surrender and deliver the ADRs to be transferred to the depositary bank and also must:

     o ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer,

     o provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate,

     o provide any transfer stamps required by the State of New York or the United States, and

     o pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the ADS deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the ADS deposit agreement upon a combination or split up of ADRs.

Withdrawal of Shares upon Cancellation of ADSs

As a holder of ADSs, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying Air France-KLM shares at the custodian's offices. In order to withdraw the Air France-KLM shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Air France-KLM shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once cancelled, the ADSs will not have any rights under the ADS deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the Air France-KLM shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

     o temporary delays that may arise because (i) the transfer books for the Air France-KLM shares or ADSs are closed, or (ii) Air France-KLM shares are immobilized on account of a shareholders' meeting or a payment of dividends,

     o   obligations to pay fees, taxes and similar charges, and

     o restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of Air France-KLM shares.

The ADS deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder of ADSs, you generally will have the right under the ADS deposit agreement to instruct the depositary bank to exercise the voting rights for the Air France-KLM shares represented by your ADSs. The voting rights of holders of Air France-KLM shares are described in "Description of the Share Capital of Air France-KLM - Attendance and Voting of Shareholders' Meetings - Attendance and Voting Rights" found in our Registration Statement on Form F-4 (Registration No. 333-114188), as amended.

At our request, the depositary bank will distribute to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

If the depositary bank timely receives voting instructions from a holder of ADSs in accordance with the terms of the ADS deposit agreement, it will endeavor insofar as practicable and permitted under any applicable provisions of French law and our Articles of Association and the terms and conditions of the Air France-KLM shares to cause to be voted the securities represented by the holder's ADSs in accordance with such voting instructions.

If you wish to exercise your voting rights with respect to ADSs representing Air France-KLM shares in bearer form you must comply with one of two procedures, depending on whether your ADSs are recorded in your own name on the books of the depositary bank or you hold the ADS in a brokerage or safekeeping account. If your ADRs are recorded in your name on the books of the depositary bank, you may exercise your voting rights by (a) instructing the depositary bank to block the transfer of your ADSs until the completion of the shareholders' meeting, (b) timely returning to the depositary bank voting instructions (in the manner acceptable to us and the depositary bank), and (c) instructing the depositary bank to (i) furnish the custodian with any information required in accordance with French law or our articles of association, (ii) notify the custodian that the transfer of such ADSs has been blocked, (iii) request that the custodian issue a certificate prohibiting the transfer of your Air France-KLM shares, and (iv) request that the custodian deposit such certificate together with your voting instructions with us at least five (5) calendar days prior to the date of the meeting and give notice to us of your intention to vote.

With respect to your ADSs which are not recorded in your name on the books of the depositary bank, if you wish to exercise your voting rights you must (x) deposit your ADSs in a blocked account established by the depositary bank for a specified period of time (which period shall commence at least five (5) days prior to the date of the stockholders' meeting and finish upon the completion of such meeting), (y) timely return to the depositary bank voting instructions (in the manner acceptable to us and the depositary bank), and (z) instruct the depositary bank to (i) furnish the custodian with any information required in accordance with French law or our articles of association, (ii) notify the custodian that the transfer of such ADSs has been blocked, (iii) request that the custodian issue a certificate prohibiting the transfer of your Air France-KLM shares and (iv) request that the custodian deposit such certificate together with your voting instructions with us at least five (5) calendar days prior to the date of the meeting and give notice to us of your intention to vote.

Only upon timely receipt by the depositary bank of (i) proper voting instructions (in the manner acceptable to us and to the depositary bank), and
(ii) evidence satisfactory to the depositary bank that each of the requisite conditions to exercise your voting rights have been met, may the depositary bank, to the extent practicable and permitted under any French law and our articles of association, cause the Air France-KLM shares represented by such ADSs to be voted in accordance with any non-discretionary instructions set forth in such voting instructions subject to the terms and conditions set forth in the ADS deposit agreement. Neither the depositary bank nor the custodian shall under any circumstances exercise any discretion as to voting and neither the depositary bank nor the custodian shall vote, attempt to exercise the right to vote, or in any way make use of the Air France-KLM shares represented by ADSs, except pursuant to and in accordance with the voting instructions timely received from holders. Your ADSs shall not be voted if timely voting instructions are not received by the depositary bank.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

Limitations on the Right to Own, Transfer or Vote Air France-KLM ADSs; Compulsory Transfer of Air France-KLM Shares

The Air France-KLM shares on deposit with the depositary bank and the ADSs are subject to restrictions on ownership as described under "Description of the Share Capital of Air France - Form and Holding of Shares - Compulsory Transfer of Shares" found in our Registration Statement on Form F-4 (Registration No. 333-114188), as amended. Holders and beneficial owners of ADSs agree to be bound by such restrictions. The depositary bank has agreed to take certain actions in enforcing these restrictions. The depositary bank will forward to the holders of ADSs or to Air France-KLM, as the case may be, communications furnished to it relating to the application of such provisions.

Air France-KLM intends to treat all of the shares held by the depositary bank as shares held by nationals other than nationals of an E.U. member state or a state that is party to the European Economic Area or EEA (or a state party to any other agreement whose scope is equivalent in terms of air transport), unless it has received satisfactory evidence as to why they should not be so treated. Air France-KLM is entitled to assume that each holder of ADSs with a registered address outside of the European Union or EEA countries is or holds on behalf of a non-E.U. or non-EEA country national, respectively. An ADS holder that is a national of an E.U. member state or a state that is party to the EEA (or a state party to any other agreement whose scope is equivalent in terms of air transport) and who wishes to provide Air France-KLM with evidence of such status must open an account directly with the depositary bank and provide such evidence as Air France-KLM may require to establish that the Air France-KLM shares underlying such holder's ADSs are held by a national of an E.U. member state or a state that is party to the EEA (or a state party to any other agreement whose scope is equivalent in terms of air transport).

Since some or all holders of ADSs or holders of an interest therein may be deemed to be nationals of a country other than an E.U. member state or a state that is party to the EEA (or a state party to any other agreement whose scope is equivalent in terms of air transport), as the case may be, in the event of a determination by Air France-KLM (as described in "Description of the Share Capital of Air France - Form and Holding of Shares - Compulsory Transfer of Shares" found in our Registration Statement on Form F-4 (Registration No. 333-114188), as amended) that 45% or more of its share capital or voting rights is held, directly or indirectly, by non-French nationals, you may not be entitled to direct the voting of some or all of the Air France-KLM shares on deposit with the depositary bank and underlying your ADSs. Should Air France-KLM make such a determination, it will issue a formal request (mise en demeure) as a matter of priority to shareholders who are not nationals of an E.U. member state or a state that is party to the EEA (or a state party to any agreement whose scope is equivalent in terms of air transport) requiring them to transfer all or a portion of their shares. The formal request will apply to shares based on the order they were registered in the Air France-KLM share register, beginning with the most recently registered shares. Thereafter, should Air France-KLM determine that 45% or more of its share capital or voting rights remains in the ownership of non-French nationals, it may issue such a formal request to nationals of an E.U. member state (including France) or a state that is party to the EEA (or a state party to any other agreement whose scope is equivalent in terms of air transport), on the same basis as described in the preceding sentence. The formal request for assignment of stock may be implemented in one or more phases for so long as, in light of the information available to Air France-KLM and the transfers already effected, the fraction of the share capital or voting rights held, directly or indirectly, by shareholders other than French nationals continues to equal at least 45%.

In addition, there may be a forced sale by Air France-KLM of some or all of the Air France-KLM shares on deposit with the depositary bank and underlying your ADSs, if Air France-KLM has made a formal demand for the transfer of these Air France-KLM shares and you have not effected such transfer within the two months following the formal request to the depositary bank requiring such disposal.

If the depositary bank receives such a formal request or writ of summons, under the circumstances described in the preceding paragraphs, concerning Air France-KLM shares held on deposit by it and in which a national other than a national of an E.U. member state or a state that is party to the EEA (or of a state party to any agreement whose scope is equivalent in terms of air transport), as the case may be, is believed or deemed to be interested, the depositary bank will (i) refuse to register any issuance of Air France-KLM ADSs relating to the named shares and will refuse to register any transfer on the register of the depositary bank of the related Air France-KLM ADSs, in each case, other than under the procedure laid down in the 2003 Air Carrier Law and our articles of association, or until such formal request or writ of summons is withdrawn by Air France-KLM, (ii) not exercise the voting rights normally attached to such Air France-KLM shares, to the extent that the voting rights of such Air France-KLM shares are denied to the depositary bank in such formal request or writ of summons until such formal request or writ of summons is withdrawn by Air France-KLM, (iii) give notice to such holder, who is not a national of an E.U. member state or a state that is party to the EEA (or of a state party to any agreement whose scope is equivalent in terms of air transport) (as appropriate), of the particular Air France-KLM shares or ADSs of the actions described in (i) and (ii) above and promptly forward the above-mentioned formal request or writ of summons and accompanying documents to such holder and (iv) state that the related Air France-KLM shares are to be sold.

In addition, if the depositary bank receives a formal request or writ of summons concerning Air France-KLM shares held on deposit by it and in which a national of an E.U. member state (including France) or a state that is party to the EEA (or of a state party to any agreement whose scope is equivalent in terms of air transport), as the case may be, is believed or deemed by Air France-KLM to be interested, the depositary bank will (i) refuse to register any issuance of the related Air France-KLM ADSs and refuse to register any transfer on the register of the depositary bank of the related Air France-KLM ADSs to any holder, in each case, other than under the procedure laid down in the 2003 Air Carrier Law and our articles of association, or until such formal request or writ of summons is withdrawn by Air France-KLM, (ii) not exercise the voting rights normally attached to such Air France-KLM shares, to the extent that the voting rights of such Air France-KLM shares are denied to the depositary bank in such formal request or writ of summons until such formal request or writ of summons is withdrawn by Air France-KLM, (iii) give notice to such holder of the particular Air France-KLM shares or ADSs of the actions described in (i) and (ii) above and promptly forward the above-mentioned formal request or writ of summons and accompanying documents to such holder and (iv) state that the related Air France-KLM shares are to be sold. The notice mentioned in clause (iii) of this and the preceding paragraph and given by the depositary bank will also state that if any forced sale of the related Air France-KLM shares has occurred, the related ADS will represent only the right to receive the cash proceeds of such sale, net of any taxes and expenses incurred or paid in distributing such proceeds.

Any denial of voting rights or sale of deposited Air France-KLM shares may be directed to specific holders of ADSs or, in certain circumstances, pro rata to all holders of ADSs. Following the sale of deposited Air France-KLM shares in accordance with the terms hereof and the proceeds of such sale will be distributed as in the case of a cash distribution. Any holder of an ADS holding through a nominee should be aware that such nominee may be required to provide Air France-KLM with certain information as to the identity of such nominee's beneficial holders and that, to the extent that such nominee does not provide such information, such holders may be deemed to be in violation of the restrictions on ownership and voting described above.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary bank:


            Service                                                   Fees

Issuance of ADSs                                             Up to U.S. 5(cent) per ADS issued
Cancellation of ADSs                                         Up to U.S. 5(cent) per ADS cancelled
Exercise of rights to purchase additional ADSs               Up to U.S. 5(cent) per ADS issued
Distributions of cash proceeds (i.e., upon sale of rights    Up to U.S. 2(cent) per ADS held
or other entitlements)
Distribution of securities other than ADSs or rights to      Up to U.S. 5(cent) per share (or fraction
purchase additional ADSs                                     thereof) distributed


As an ADS holder you will also be responsible for paying certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

     o fees for the transfer and registration of Air France-KLM shares in France charged by the registrar and transfer agent for the Air France-KLM shares (i.e., upon deposit and withdrawal of Air France-KLM shares),

     o   expenses incurred for converting foreign currency into U.S. dollars,

     o expenses for cable, telex and fax transmissions and for delivery of securities,

     o taxes (including applicable interest and penalties) and duties upon the transfer of securities (i.e., when Air France-KLM shares are deposited or withdrawn from deposit),

     o fees and expenses incurred by the depositary bank, the custodian or any nominee in connection with the delivery or servicing of Air France-KLM shares on deposit, and

     o fees and expenses incurred by the depositary bank in connection with exchange control regulations and other regulatory requirements.

We have agreed to pay certain other charges and expenses of the depositary bank. Note that the fees and charges you are required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.Amendments and Termination

We may agree with the depositary bank to modify the ADS deposit agreement at any time without your consent. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the ADS deposit agreement if you continue to hold your ADSs after the modifications to such ADS deposit agreement become effective. The ADS deposit agreement cannot be amended to prevent you from withdrawing the Air France-KLM shares represented by your ADSs except as permitted by law.

We have the right to direct the depositary bank to terminate the ADS deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate such ADS deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination.

Upon termination, the following will occur under such ADS deposit agreement:

     o For a period of six months after termination, upon the payment of the charges of the depositary bank, and upon payment of any applicable taxes and governmental charges, you will be able to request the cancellation of your ADSs and the withdrawal of the Air France-KLM shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those Air France-KLM shares on the same terms as prior to the termination. During such six months' period the depositary bank will continue to collect all distributions received on the Air France-KLM shares on deposit (e.g. dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.

     o After the expiration of such six months' period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs uninvested in an unsegregated account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the ADS deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The ADS deposit agreement limits our obligations and the depositary bank's obligations to you. Please note the following:

     o We and the depositary bank are obligated only to take the actions specifically stated in such ADS deposit agreement without negligence or bad faith.

     o The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of such ADS deposit agreement.

     o The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Air France-KLM shares, for the validity or value of the Air France-KLM shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of such ADS deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

     o We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the ADS deposit agreement.

     o We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our articles of association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

     o We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for such ADS deposit agreement or in our articles of association or in any provisions of securities on deposit.

     o We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Air France-KLM shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

     o We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of Air France-KLM shares but is not, under the terms of such ADS deposit agreement, made available to you.

     o We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

     o We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the ADS deposit agreement.

Pre-Release Transactions

The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of Air France-KLM shares or release Air France-KLM shares before receiving ADSs for cancellation. These transactions are commonly referred to as "pre-release transactions". The ADS deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (e.g., the need to receive collateral in an amount equal to the market value of such ADSs as calculated on a daily (marked to market) basis, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practicable, and it will distribute the U.S. dollars in accordance with the terms of the ADS deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

     o convert and distribute the foreign currency to the extent practical and lawful to the holders for whom the conversion, transfer and distribution is lawful and practical,

     o distribute the foreign currency to holders for whom the distribution is lawful and practical, and

     o hold the foreign currency (without liability for interest) for the applicable holders.

Requirements Applicable to Shareholders Exceeding Certain Percentages

Notwithstanding any other provision of the ADS deposit agreement, each holder or other person with an interest in ADSs will agree to be bound by, and subject to, applicable provisions of the laws of France, our articles of association and any regulations governing shares quoted on Euronext Paris to the same extent as holders of Air France-KLM shares.

The obligation of a holder or other person with an interest in Air France-KLM shares to disclose certain information pursuant to the laws of France and our articles of association also applies to you and any other person with an interest in the ADSs and, in certain circumstances (as described in "Description of the Share Capital of Air France - Requirements Applicable to Shareholdings Exceeding Certain Percentages" found in our Registration Statement on Form F-4 (Registration No. 333-114188), as amended), to us. The consequences for failure to comply with these provisions will be the same for you and any other persons with an interest in Air France-KLM shares as for a holder thereof. By holding ADSs, you acknowledge that we, the depositary bank and the custodian, may take any and all actions contemplated under French law in respect of the Air France-KLM shares represented by your ADSs in the event you fail to observe the disclosure obligations under French law and our articles of association, as described in "Description of the Share Capital of Air France - Requirements Applicable to Shareholdings Exceeding Certain Percentages" found in our Registration Statement on Form F-4 (Registration No. 333-114188), as amended.

In order to facilitate compliance with such disclosure obligations, you and any other person with an interest in the ADSs may deliver any disclosure notification with respect to Air France-KLM shares represented by ADSs to the depositary bank. The depositary bank will, to the extent practicable, forward such notification to Air France-KLM.

At the request of Air France-KLM, the depositary bank will forward to any holders of ADSs any request by Air France-KLM for information and comply with any instructions of Air France-KLM, to the extent practicable, given in connection with the foregoing. If Air France-KLM requests information from the depositary bank or the custodian, as registered owners of Air France-KLM shares, pursuant to the laws of France or our articles of association, the obligations of the depositary bank or the custodian, as the case may be, shall be limited to disclosing to Air France-KLM such information relating to the Air France-KLM shares in question as has in each case been received by it pursuant to the terms of the ADS deposit agreement.